Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

LSB Industries, Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Shares

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock	457(h)	4,800,000	$8.37	$40,176,000	0.00015310	$6,150.95

Total Offering Amounts					$40,176,000		$6,150.95

Total Fee Offsets							—

Net Fee Due							$6,150.95

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 covers any additional shares of the registrant’s common stock that become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2) Represents shares of the registrant’s common stock issuable under the LSB Industries, Inc. 2025 Long-Term Incentive Plan (the “2025 LTIP”), including shares of the registrant’s common stock that may become available for issuance under the 2025 LTIP upon the forfeiture, expiration or cancellation of awards that were previously granted under (i) the LSB Industries, Inc. 2008 Incentive Stock Plan, as amended, (ii) the LSB Industries, Inc. 2016 Long Term Incentive Plan, as amended and restated, or (iii) the 2025 LTIP. See Explanatory Note.

(3) Estimated pursuant to Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price is calculated on the basis of the average of the high and low prices of the registrant’s shares of common stock on June 23, 2025, as reported on the New York Stock Exchange.